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EXHIBIT 23.2

        CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        We have issued our report dated March 7, 2003, accompanying the consolidated balance sheet of Interleukin Genetics, Inc. and subsidiary as of December 31, 2002, and the related consolidated statements of operations, shareholders' (deficit) equity and comprehensive loss, and cash flows for the year then ended in the Annual Report of Interleukin Genetics, Inc. on Form 10-K for the year ended December 31, 2002 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."

                        /s/ GRANT THORNTON LLP

Boston, Massachusetts
August 6, 2003

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  EXHIBIT 23.2